Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 9, 2002 relating to the combined financial statements of the Advanced Circuits division of the Specialty Materials business unit of Honeywell International Inc., which appears in the Current Report on Form 8-K of TTM Technologies Inc. dated December 26, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
August 8, 2003